Exhibit 16.1


April 20, 2010


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561


We have read the four paragraphs included in Section (a) of Item 4.01 of Form 8-K of Trans-Lux Corporation dated April 19, 2010, expected to be filed with the Securities and Exchange Commission on April 20, 2010 and are in agreement with the statements concerning our firm in those paragraphs.


Very truly yours,

/s/UHY LLP

Houston, Texas